EXHIBIT 99.1

FOR IMMEDIATE RELEASE

DELAWARE COURT DENIES STONE CONTAINER PREFERRED STOCKHOLDERS'
 REINSTATED REQUEST FOR PRELIMINARY INJUNCTIVE RELIEF
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CHICAGO, Nov. 17, 1998 - Stone Container Corporation (NYSE: STO) announced today that the Delaware Chancery Court issued an opinion denying the reinstated request of two Series E Preferred stockholders for preliminary injunctive relief as to the merger of the company with Jefferson Smurfit Corporation (Nasdaq:JJSC). The Series E Preferred stockholders had instituted litigation against the company challenging, among other things, the stockholder vote required with respect to the pending merger with Jefferson Smurfit. The Delaware Chancery Court ruled that the Series E Preferred stockholders are not entitled to vote on the merger.

The plaintiffs filed their complaint and request for preliminary injunctive relief on Oct. 30, 1998. A hearing before the court was held on Nov. 10, 1998. On Friday, Nov. 13, 1998, the plaintiffs withdrew their request for injunctive relief before the court could issue its opinion. On Monday, Nov. 16, 1998, the plaintiffs reinstated their request for a preliminary injunction and asked the court to issue an opinion. The Delaware Chancery Court Vice Chancellor, Stephen P. Lamb, issued an opinion this afternoon rejecting the plaintiffs' request for preliminary injunctive relief.
The company is proceeding with the merger as planned.

Stone Container Corporation is the world's largest unbleached paper and packaging producer. Its product lines include containerboard, corrugated containers, kraft paper, and paper bags and sacks. Headquartered in Chicago, the company has manufacturing facilities and sales offices in North America, Europe, Central and South America, Australia, and Asia.



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